Exhibit 2

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated to be effective as of the 5th day of June, 2012, by and among WESTFIELD BANCORP, INC., an Ohio corporation (“Westfield”), WESTFIELD ACQUICO, INC., an Ohio corporation (“Merger Sub”) and WESTERN RESERVE BANCORP, INC., an Ohio corporation (“Western Reserve”).

WHEREAS, Westfield Bancorp, Inc. is an Ohio corporation registered as a savings and loan holding company under the federal Home Owners’ Loan Act of 1933, as amended, with its principal office located in Medina, Ohio; and

WHEREAS, Merger Sub is a wholly owned subsidiary of Westfield; and

WHEREAS, Western Reserve is an Ohio corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, with its principal office located in Medina, Ohio; and

WHEREAS, as of March 31, 2012, there were 587,337 shares of Western Reserve common stock, without par value, issued and outstanding (“Western Reserve Common Stock”); options to purchase an additional 96,387 shares of Western Reserve Common Stock (“Western Reserve Options”); and 4,700 shares of Series A preferred stock, without par value, and 235 shares of Series B preferred stock, without par value (collectively “Western Reserve Preferred Stock”) issued and outstanding to the United States Department of the Treasury as part of the Troubled Asset Relief Program (“TARP”); and

WHEREAS, Westfield and Western Reserve seek to affiliate through a corporate reorganization whereby Merger Sub will merge with and into Western Reserve, and thereafter or simultaneously therewith, Western Reserve Bank, an Ohio state chartered commercial bank and wholly-owned subsidiary of Western Reserve (“Western Reserve Bank”), will be merged with and into Westfield Bank, FSB, a federal savings bank and wholly-owned subsidiary of Westfield (“Westfield Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement and authorized its execution.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Western Reserve with and into Westfield, and the mode of carrying such merger into effect as follows:

Article I

Definitions

1.1 Defined Terms. Capitalized terms used and not otherwise defined herein have the following meanings, unless the context clearly indicates otherwise:

(a) “Acquisition Proposal” shall mean (i) any written proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of Western Reserve and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of Western Reserve or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Western Reserve or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Western Reserve or Western Reserve Bank pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of Western Reserve or Western Reserve Bank; or (iv) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Westfield of the transactions contemplated hereby, other than the transactions contemplated hereby

(b) “Affiliates” means any Person that directly or indirectly controls or is controlled by or is under common control with a Person.

(c) “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having jurisdiction over the applicable party or its business, operations or properties.

(d) “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

(e) “Knowledge” with regard to any Person that is an entity means the actual knowledge of a director or senior management officer of such entity or its Affiliates, after due inquiry.

(f) “Material Adverse Effect” means, with respect to Western Reserve or its Subsidiary, a material adverse effect on the business, results of operations, or financial condition of such party and its Subsidiaries taken as a whole, but excluding the effects of (i) changes in GAAP, economic, financial or market conditions or market interest rates; (ii) costs associated with any existing stock option plan or payments due under any employment agreements or benefit plans resulting from the transactions contemplated hereby; or (iii) costs and expenses relating to this Agreement (including those resulting from actions or inactions pursuant to the covenants of Western Reserve under this Agreement) and the transactions contemplated hereby.

(g) “Material Adverse Impact of Western Reserve” means a material misrepresentation or breach of warranty by Western Reserve or any other matter not disclosed on the Disclosure Schedule which, in the aggregate, would have potential pre-tax liability in excess of $500,000, but excluding the impact of (i) changes in GAAP, economic, financial or market conditions or market interest rates; (ii) costs associated with any existing stock option plan or payments due under any employment agreements or benefit plans resulting from the transactions contemplated hereby; or (iii) costs and expenses relating to this Agreement (including those resulting from actions or inactions pursuant to the covenants of Western Reserve under this Agreement) and the transactions contemplated hereby.

(h) “OREO” means Other Real Estate Owned.

(i) “Person” shall include an individual, or any legal, commercial, or Governmental Authority or entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(j) “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions, exceptions and encroachments existing on the real estate owned or leased by Western Reserve as shown in the title commitments or surveys, none of which materially impair such real property for the use and business being conducted thereon in any material respect.

(k) “Subsidiary” or “subsidiary” means any corporation or other entity which is required to be consolidated for financial reporting purposes pursuant to GAAP.

(l) “Superior Proposal” means any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the Western Reserve Board determines in good faith (after having received the advice of its financial and legal advisors), to be materially more favorable to the shareholders of Western Reserve from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Westfield in response to such offer or otherwise)).

(m) “TDR” means Trouble Debt Restructuring.

(n) “Voting Agreement” means the Voting Agreement executed by the members of the Board of Directors of Western Reserve and attached hereto as Exhibit A.

1.2 Usage. The words “herein,” “hereinafter,” “hereinbefore,” “hereof” and “hereunder” as used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. All section references, except as otherwise provided herein, are to sections of this Agreement. Except as expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Westfield Bank, in Westfield Center, Ohio, is open for the transaction of business.

1.3 Accounting Terms. All accounting terms used herein and not expressly defined shall have the meanings given to them under United States generally accepted accounting principles, consistently applied (“GAAP”).

Article II

The Merger; Cancellation of Common and Preferred Stock

2.1 The Merger. At the Effective Time (as defined in Section 8.2 below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged (the “Merger”) with and into, Western Reserve in accordance with the Ohio General Corporation Law (the “OGCL”). The separate corporate existence of the Merger Sub shall thereupon cease, and Western Reserve shall be the surviving corporation in the Merger (sometimes hereafter referred to as the “Surviving Corporation”). Until the consummation of the Upstream Merger described below, the Surviving Corporation’s name shall be Western Reserve Bancorp, Inc. As a result of the Merger, the outstanding shares of capital stock of Western Reserve shall be canceled in the manner provided in Sections 2.4 and 2.6. Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation. It is the intent of the parties that the Merger transaction shall be a “reverse triangular merger” which shall be treated for tax purposes as the acquisition of the capital stock of Western Reserve by Westfield in exchange for cash consideration. Further, it is the intent of Westfield that as soon as practicable following the Effective Time of the Merger, the Surviving Corporation shall be merged with and into Westfield (the “Upstream Merger”) in accordance with the OGCL, the separate corporate existence of the Surviving Corporation shall cease, and Westfield shall be the surviving corporation.

2.2 Articles of Incorporation and Code of Regulations. The Articles of Incorporation and Code of Regulations of Merger Sub effective immediately before the Effective Time will be the Articles of Incorporation and Code of Regulations of the Surviving Corporation, until duly amended in accordance with the OGCL and their respective terms.

2.3 Directors and Officers. Except as otherwise provided herein, the directors and officers of Merger Sub, immediately prior to the Effective Time, will be the directors and officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation’s Articles of Incorporation and Code of Regulations and the OGCL. The directors and officers of Westfield Bank prior to the Effective Time will remain directors and officers of Westfield Bank after the Effective Time subject to the provisions of its Federal Stock Charter, Federal Stock Bylaws and the provisions of applicable law. In addition, the officers of Western Reserve or Western Reserve Bank, as the case may be, identified under Sections 6.2(h) and 6.2(i) of the Disclosure Schedule as being entitled to receive either or both payments under the identified change in control agreements or pursuant to the Western Reserve Supplemental Executive Retirement Plan following the Effective Time, shall continue as employees of Westfield for a minimum period of 48 hours following the Effective Time in such employment capacities as determined in the sole and absolute discretion of Westfield.

2.4 Cancellation and Retirement of Common Stock. At the Effective Time, the manner and basis of converting the Western Reserve Common Stock shall be as follows:

(a) Each share of Western Reserve Common Stock that shall be issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and extinguished in consideration and exchange for the right to receive an amount in cash equal to Twenty-nine Dollars ($29) per share for each share, subject to any adjustment as specifically provided in paragraph (b) of this Section 2.5, (“Merger Consideration”), and no holder shall be entitled to voting rights, dividends, or any other shareholder right in respect of such Western Reserve Common Stock other than dissenter’s rights under OGCL following the Effective Time.

(b) The Merger Consideration shall be: (i) increased by: (x) $1.00 per share if Westfield exercises its rights under Section 9.1(e) and the Effective Time occurs after December 31, 2012 but before March 31, 2013; and (y) an amount determined by multiplying 50% times any TARP Purchase Gain (as defined in this section) realized and dividing that amount by 683,724; and (ii) decreased by an amount determined by multiplying 65% times an amount equal to the excess, if any, of all amounts paid by Western Reserve or Westfield arising out of the termination of the data processing agreement with Fidelity Information Services, LLC over $600,000.00 and dividing that amount by 683,724.

The TARP Purchase Gain shall be the aggregate dollar amount of discount from par value paid by either Western Reserve or Westfield to the United States Department of the Treasury for the redemption or purchase (as applicable) of the Western Reserve Preferred Stock.

(c) At the Effective Time, each Western Reserve Option that is then outstanding and unexercised shall cease to represent a right to acquire shares of Western Reserve Common Stock and shall automatically without any action on the part of the holder thereof be exchanged for a right to receive an amount by which the Merger Consideration exceeds the exercise price under such Option.

(d) All shares of Western Reserve Common Stock that are owned by Western Reserve as treasury stock and any shares of Western Reserve Common Stock owned by Westfield or Westfield Bank (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith) shall be canceled and retired and shall cease to exist and no consideration whatsoever shall be delivered in exchange therefor in connection with the Merger.

(e) All authorized but unissued shares of Western Reserve Common Stock immediately prior to the Effective Time, by virtue of the Merger, shall be extinguished and shall cease to exist.

(f) Western Reserve and Westfield shall jointly appoint an agent (the “Paying Agent”) for the purpose of receiving and disbursing, in accordance with this Article II, the Merger Consideration to be paid to each holder of Western Reserve Common Stock or Western Reserve Options, as appropriate. As soon as practicable, but in no event more than three (3) business days, after the Closing Date, the Paying Agent shall send a notice and form of letter of transmittal to each holder of record of Western Reserve Common Stock at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Paying Agent outstanding certificates formerly evidencing shares of Western Reserve Common Stock. On and after the Effective Time, each holder of a certificate or certificates theretofore representing outstanding shares of Western Reserve Common Stock (any such certificate being hereinafter referred to as a “Certificate”), may surrender such Certificate to the Paying Agent for cancellation, and each holder of any non-certificated shares of Western Reserve Common Stock represented by book entry may deliver such instructions and other documents and things as the Paying Agent may reasonably require, and each such holder shall be entitled upon such surrender and/or delivery, as appropriate, to receive in exchange therefor the Merger Consideration times the number of shares evidenced by the surrendered Certificate(s), without interest. Until so surrendered, each share of Western Reserve Common Stock shall represent solely the right to receive the appropriate Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. On the Closing Date, Westfield shall deposit or cause to be deposited in trust with the Paying Agent the appropriate Merger Consideration to which holders of Western Reserve Common Stock shall be entitled at the Effective Time pursuant to this Section. The funds held by the Paying Agent pursuant to this Section shall not be used for any purpose other than the payment of the Merger Consideration pursuant to this Agreement.

(g) If any certificates for Western Reserve Common Stock shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate(s) to be lost, stolen, or destroyed and, if the number of shares involved is more than 200 and if required by Westfield, the posting by such Person of a bond or other indemnity satisfactory to Westfield as indemnity against any claim that may be made against it with respect to such certificate(s), Westfield will issue in exchange for such shares of stock the Merger Consideration deliverable in respect thereof.

(h) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to Westfield all cash and documents in its possession relating to the transaction described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate formerly representing Western Reserve Common Stock may surrender such Certificate to Westfield, and (subject to applicable abandoned property escheat and similar laws) receive in exchange therefor the appropriate Merger Consideration without any interest thereon.

(i) Westfield and the Paying Agent shall be entitled to rely upon Western Reserve’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(j) Upon the Effective Time, the stock transfer books of Western Reserve shall be closed and no transfer of Western Reserve Common Stock shall thereafter be made or recognized (other than the cancellation thereof upon payment of the Merger Consideration as contemplated hereby). If after the Effective Time Certificates formerly representing Western Reserve Common Stock are presented to Paying Agent, Western Reserve’s stock transfer agent, or Westfield for transfer, such Certificates shall be canceled and exchanged for the Merger Consideration provided in this Section 2.4, subject to applicable law in the case of Dissenting Shares (as defined below). Any other provision of this Agreement notwithstanding, neither Westfield nor the Paying Agent nor any party to this Agreement shall be liable to a holder of Western Reserve Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5 Dissenters’ Rights. To the extent applicable under Section 1701.84 of the OGCL, each outstanding share of Western Reserve Common Stock, the holder of which has perfected his right to dissent under the OGCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”) and has not effectively withdrawn or lost such right as of the Effective Time (“Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, and the holder will be entitled only to such rights as are granted by the OGCL; provided, however, that if any Dissenting Shareholder effectively withdraws or loses (through failure to perfect or otherwise) his right to such payment prior to or at or after the Effective Time, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest, in accordance with the applicable provisions of this Agreement. Western Reserve will give Westfield prompt notice upon receipt by Western Reserve of any such written demands for payment of the fair value of such shares of Western Reserve Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the OGCL. Except with the prior written consent of Westfield, neither Western Reserve nor Western Reserve Bank shall make (or agree to make) any payment to any holder of Dissenting Shares.

2.6 Cancellation of Western Reserve Preferred Stock. At the Effective Time, each share of Western Reserve Preferred Stock that shall be issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any additional action on the part of the United States Department of the Treasury as the holder thereof, be automatically canceled and extinguished in consideration and exchange for the right to receive $4,700,000 for the Series A preferred stock and $235,000 for the Series B preferred stock, subject to any discount agreed to by the United States Department of the Treasury (“Preferred Merger Consideration”). Upon payment of the Preferred Merger Consideration by Westfield, each share of Western Reserve Preferred Stock shall, by virtue of the Merger and without any further action on the part of Westfield, Western Reserve, or the Paying Agent, be automatically canceled and retired and shall cease to exist and no further consideration whatsoever shall be delivered in exchange therefor.

2.7 Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of Western Reserve Bank with and into Westfield Bank (the “Bank Merger”) contemporaneously with the Effective Time of the Merger. At the effective time of the Bank Merger, the separate corporate existence of Western Reserve Bank will terminate. Westfield Bank will be the surviving bank and will continue its corporate existence under applicable law. The Federal Stock Charter and Federal Stock Bylaws of Westfield Bank, as then in effect, will be the Federal Stock Charter and Federal Stock Bylaws of the surviving bank, and the Board of Directors and officers of Westfield Bank will continue as the Board of Directors and officers of the surviving bank.

2.8 Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Westfield nor Western Reserve by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

2.9 Reservation of Right to Revise Structure.

(a) At Westfield’s election, the Merger may alternatively be structured so that Western Reserve is merged with any other direct or indirect wholly-owned Subsidiary of Westfield; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined above) or the treatment of the holders of Western Reserve’s Common Stock for tax or other purposes or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

(b) The parties hereby agree to execute an amendment to this Agreement, if necessary, to provide for an alternative structure to the cancellation of the Western Reserve Preferred Stock pursuant to Section 2.6 of this Agreement, provided, that any such amendment is made at the request or recommendation of the United States Department of the Treasury, is agreed to by both Westfield and Western Reserve, and does not substantively affect this Agreement or the rights and obligations of the parties hereto or those affected hereunder.

Article III

Representations and Warranties of Western Reserve

On or prior to the date hereof, Western Reserve has delivered to Westfield a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

Accordingly, in order to induce Westfield to enter into this Agreement and to consummate the transactions contemplated hereunder, Western Reserve hereby represents and warrants to Westfield as follows, except as set forth in the Disclosure Schedule:

3.1 Organization and Authority.

(a) Western Reserve is a corporation duly organized and validly existing under the laws of the state of Ohio and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Western Reserve has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Section 3.1(a) of the Disclosure Schedule identifies each Subsidiary of Western Reserve, its jurisdiction of organization, and the jurisdiction(s) in which such Subsidiary is licensed or otherwise duly registered to conduct the operation of its business. Except for its Subsidiaries, Western Reserve owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b) Western Reserve Bank is a bank chartered and existing under the laws of the State of Ohio. Western Reserve Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in Section 3.1(a) of the Disclosure Schedules, Western Reserve Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.

3.2 Authorization.

(a) Western Reserve has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. As of the date hereof, except as set forth on Section 3.2 of the Disclosure Schedule, Western Reserve is not aware of any reason why the Regulatory Approvals contemplated by Section 7.1(d) will not be received in a timely manner and without the imposition of a burdensome condition, restriction or requirement of the type described in Section 7.1(d)(i) or (ii). This Agreement and its execution and delivery by Western Reserve have been duly authorized and approved by the Board of Directors of Western Reserve and, assuming due execution and delivery by Westfield, constitutes a valid and binding obligation of Western Reserve, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Code of Regulations of Western Reserve or the charter documents of any of Western Reserve’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Western Reserve or any of its Subsidiaries is a party or by which Western Reserve or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Westfield) or any other adverse interest, upon any right, property or asset of Western Reserve or any of its Subsidiaries which would be material to Western Reserve; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Western Reserve or any of its Subsidiaries is bound or with respect to which Western Reserve or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c) Except as set forth on Section 3.2(c) of the Disclosure Schedule, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Western Reserve.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Western Reserve consists of (i) 1,500,000 shares of Western Reserve Common Stock, of which there are 587,337 shares currently issued and outstanding, and (ii) 100,000 shares of preferred stock without par value, of which there are (A) 4,700 shares of Series A preferred stock without par value issued and outstanding and (B) 235 shares of Series B preferred stock without par value issued and outstanding. As of the date of this Agreement, and as described more fully in Section 3.3(a) of the Disclosure Schedule, there are 96,387 options evidencing the right to acquire Western Reserve Common Stock, all of which are vested or will, as of a time not later than the time that is immediately prior to the Effective Time, be vested and issuable as shares of Western Reserve Common Stock. No warrant has been issued to the United States Department of the Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program. Such issued and outstanding shares of Western Reserve Common Stock and Western Reserve Preferred Stock have been duly and validly authorized by all necessary corporate action of Western Reserve, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Western Reserve has no capital stock authorized, issued or outstanding other than as described in this Section 3.3(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of Western Reserve Common Stock is entitled to one vote per share.

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Western Reserve are owned by Western Reserve free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c) Other than the Western Reserve Options, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Western Reserve Common Stock or any of Western Reserve’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Western Reserve or its Subsidiaries, by which Western Reserve is or may become bound. Western Reserve does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Western Reserve Common Stock. To the Knowledge of Western Reserve, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of Western Reserve or its Subsidiaries, except for the voting arrangements contemplated by this Agreement.

(d) Except as set forth in Section 3.3(d) of the Disclosure Schedule, Western Reserve has no Knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) five percent (5%) or more of the outstanding shares of Western Reserve Common Stock.

3.4 Organizational Documents. The Articles of Incorporation certified by the Ohio Secretary of State and the Code of Regulations certified by the Secretary of Western Reserve, and any similar governing documents appropriately certified for each of Western Reserve’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement are attached to Section 3.4 of the Disclosure Schedules. Western Reserve has no bylaws.

3.5 Compliance with Law.

(a) Except as set forth in Section 3.5(a) of the Disclosure Schedule, neither Western Reserve nor any of its Subsidiaries is currently in violation of, and since January 1, 2007, none has been in violation of, any material local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and neither is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect. Western Reserve and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Westfield at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b) Section 3.5(b) of the Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Western Reserve who have outstanding loans from Western Reserve or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, of any such loan during the two (2) years immediately preceding the date hereof.

(c) All of the existing offices and branches of Western Reserve Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Western Reserve Bank has no approved but unopened offices or branches.

3.6 Accuracy of Statements Made and Materials Provided to Westfield. No representation, warranty or other statement made, or any information provided, by Western Reserve in this Agreement or, in the Disclosure Schedule (and any update thereto), and no written information which has been or shall be supplied by Western Reserve with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement at the time it is first mailed to Western Reserve’s shareholders) any untrue statement of material fact or omits or shall fail to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

3.7 Litigation and Pending Proceedings.

(a) Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on Western Reserve, there are no claims,

actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Western Reserve or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against Western Reserve or any of its Subsidiaries. Western Reserve does not have Knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Western Reserve or any of its Subsidiaries.

(b) Except as set forth on Section 3.7(b) of the Disclosure Schedule, neither Western Reserve nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.8 Financial Statements and Reports.

(a) Western Reserve has delivered to Westfield copies of the following financial statements and reports of Western Reserve and its Subsidiaries, including the notes thereto (collectively, the “Western Reserve Financial Statements”):

(i) Consolidated Balance Sheets and the related Consolidated Statements of Income/Operations, Consolidated Statements of Cash Flows, and Consolidated Statements of Changes in Shareholders’ Equity of Western Reserve as of and for the fiscal years ended December 31, 2008, 2009, 2010 and 2011;

(ii) Internal (unaudited) consolidated balance sheet and income statement as of and for the calendar quarter ended March 31, 2012 (without footnotes); and

(iii) All financial statements filed with the appropriate regulatory agency (“Call Reports”) for Western Reserve Bank as of the close of business on December 31, 2009, 2010 and 2011, and for the calendar quarter ended March 31, 2012.

(b) The Western Reserve Financial Statements present fairly in all material respects the consolidated financial position of Western Reserve as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are materially complete, correct, represent bona fide transactions, and have been prepared from the books and records of Western Reserve and its Subsidiaries. The Western Reserve Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Except as set forth on Section 3.8(c) of the Disclosure Schedule, since December 31, 2011, on a consolidated basis, Western Reserve and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.9 Material Contracts.

(a) Except as set forth on Section 3.9(a) of the Disclosure Schedule, as of the date of this Agreement, neither Western Reserve nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (collectively, the “Material Contracts”):

(i) any contract relating to the borrowing of money in excess of $50,000 by Western Reserve or any of its Subsidiaries or the guarantee by Western Reserve or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),

(ii) any contract containing covenants that limit the ability of Western Reserve or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, Western Reserve or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are defined above), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to Western Reserve or any of its Subsidiaries,

(iv) any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (e.g., pursuant to Items 601(b)(4), (9) and (10) of Regulation S-K under the 1933 Act),

(v) any lease of real or personal property providing for total aggregate lease payments by or to Western Reserve or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of 2 years, or

(vi) any contract not made in the ordinary course of business that involves total aggregate expenditures or receipts by Western Reserve or any of its Subsidiaries in excess of $50,000 during the remaining term of the agreement or having a remaining term in excess of 2 years.

(b) With respect to each of Western Reserve’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither Western Reserve nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (iii) neither Western Reserve nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (iv) no other party to any such Material Contract is, to Western Reserve’s Knowledge, in default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, have been provided to Westfield, and such Material Contracts are identified on Section 3.9(a) of the Disclosure Schedule.

(c) Except as set forth in Section 3.9(c) of the Disclosure Schedule, neither Western Reserve nor any of its Subsidiaries has entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for Western Reserve’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10 Absence of Undisclosed Liabilities. Except as provided in the Western Reserve Financial Statements, and except for unfunded loan commitments and obligations on letters of credit to customers of Western Reserve’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, neither Western Reserve nor any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action taken or omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. Neither Western Reserve nor any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.

3.11 Title to Properties.

(a) Section 3.11 of the Disclosure Schedule includes a list of all real property owned (including OREO) or leased by Western Reserve or any Subsidiary. Western Reserve or one of its Subsidiaries has marketable title in fee simple to all owned real property; marketable title to all personal property reflected in the Western Reserve Financial Statements as of December 31, 2011, other than personal property disposed of in the ordinary course of business since December 31, 2011; the right to use by valid and enforceable written lease or contract all other real property which Western Reserve or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since December 31, 2011. All of such owned properties and assets are owned by Western Reserve or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as specifically noted in reasonable detail in the Western Reserve Financial Statements; (ii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; or (iv) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held. All real property owned or leased by Western Reserve or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, equipment, furniture and fixtures owned or leased by Western Reserve or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b) After the date hereof, Westfield shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by Western Reserve or its Subsidiaries. Within thirty (30) days after Westfield’s receipt of such surveys and title commitments, Westfield shall notify Western Reserve of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment related to the leased properties of Western Reserve or its Subsidiaries as used in its business operations, but not an OREO property owned by Western Reserve or its Subsidiaries, other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from Westfield, Western Reserve shall commence using its best efforts to cure any such Unpermitted Exceptions to the satisfaction of Westfield prior to the Closing. If Western Reserve agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of Westfield prior to the Closing, or does not agree to do so, Westfield may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property used in the business operations of Western Reserve or its Subsidiaries by more than $100,000 in the reasonable and good faith estimate of Westfield or would require the expenditure of monies (including legal fees and costs) in excess of $100,000 to cure such Unpermitted Exceptions, terminate this Agreement, in which event this Agreement shall be terminated, and neither party shall have any further obligation or liability to the other party hereunder Westfield shall not have a right to terminate this Agreement as a result of any Unpermitted Exceptions related to OREO property owned by Western Reserve or its Subsidiaries.

(c) With respect to all real property presently or formerly owned, leased or used by Western Reserve or any of its Subsidiaries, Western Reserve, its Subsidiaries and to Western Reserve’s actual knowledge, without having made any independent investigation, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). To Western Reserve’s Knowledge,

there are no pending or threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Western Reserve or any of its Subsidiaries with respect to the Environmental Laws, and, to Western Reserve’s Knowledge, there is no reasonable basis or grounds for any such claim, action or proceeding. To Western Reserve’s actual knowledge, without having made any independent evaluation, all real property owned or leased by Western Reserve or its Subsidiaries are being operated in substantial compliance with terms and conditions of any applicable environmental permits, licenses, and authorizations and is also in substantial compliance with all limitations, restrictions, and conditions of applicable Environmental Laws. To Western Reserve’s actual knowledge, without having made any investigation, neither Western Reserve nor any of its Subsidiaries has participated in the management nor has otherwise exercised control over any borrower such that Western Reserve would be subject to liability with respect to environmental matters in connection with any security, any borrower’s operations, or any borrower’s property, and has not foreclosed on a loan or taken over security in a manner that would result in liability under applicable Environmental Laws. To Western Reserve’s actual knowledge, without having made any investigation, neither Western Reserve nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12 Loans and Investments.

(a) Included in Section 3.12(a) of the Disclosure Schedule is (i) a list of each loan by Western Reserve Bank that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of December 31, 2011, (ii) the most recent loan watch list of Western Reserve Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as TDR loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.3(d) of this Agreement. Western Reserve and Western Reserve Bank have not sold, purchased or entered into any loan participation arrangement which was outstanding at December 31, 2011, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Also set forth in Section 3.12(a) of the Disclosure Schedule is a true, accurate and complete list of all loans in which Western Reserve Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Western Reserve Bank.

(b) All loans reflected in the Western Reserve Financial Statements as of December 31, 2011 and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2011: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming Western Reserve Bank or an Affiliate as the secured party or mortgagee (unless by written agreement to the contrary).

(c) The allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Western Reserve Financial Statements are, in the judgment of management of Western Reserve, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d) None of the investments reflected in the Western Reserve Financial Statements as of and for the twelve months ended December 31, 2011, and none of the investments made by any Subsidiary of Western Reserve since December 31, 2011, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither Western Reserve nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by Western Reserve and Western Reserve Bank, as reflected in the latest balance sheet in the Western Reserve Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by Western Reserve and Western Reserve Bank, as reflected in the latest balance sheet in the Western Reserve Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59, to the extent applicable.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule and except for customer deposits, ordinary trade payables, Federal Home Loan Bank borrowings, if any, and obligations with respect to the Western Reserve Preferred Stock, neither Western Reserve nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.13 No Shareholder Rights Plan. Western Reserve has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Western Reserve or which reasonably could be considered an anti-takeover mechanism.

3.14 Employee Benefit Plans.

(a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Western Reserve is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Western Reserve under Code Section 414(c), and all other entities which together with Western Reserve are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Western Reserve or any ERISA Affiliate participates as a participating employer, or to which Western Reserve or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Western Reserve or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2006 (individually, “Western Reserve Plan” and collectively, “Western Reserve Plans”), represents and warrants:

(i) All such Western Reserve Plans have been maintained, on a continuous basis since their adoption, in all material respects, in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii) All Western Reserve Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which Western Reserve may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii) All Western Reserve Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been, in all material respects, (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2008, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv) All options to purchase shares of Western Reserve Common Stock were granted with a per share exercise price that was not less than the “fair market value” of Western Reserve Common Stock on the date of such grant, as determined in accordance with the terms of the applicable Western Reserve Plan (the “Western Reserve Stock Options”). All Western Reserve Stock Options, restricted stock units, and shares of restricted stock have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation.

(v) No Western Reserve Plan (or its related trust) holds any stock or other securities of Western Reserve.

(vi) Neither Western Reserve, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of a Western Reserve Plan has engaged in any transaction that may subject Western Reserve, any ERISA Affiliate or any Western Reserve Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii) All obligations required to be performed by Western Reserve or any ERISA Affiliate under any provision of any Western Reserve Plan have been performed by it in all material respects and, neither Western Reserve nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any Western Reserve Plan.

(viii) All required reports and descriptions for the Western Reserve Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Western Reserve Plans have been proper as to form and timely given.

(ix) No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Western Reserve Plan.

(x) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any Western Reserve Plan.

(xi) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against Western Reserve or any ERISA Affiliate in connection with any Western Reserve Plan or the assets of any Western Reserve Plan.

(xii) Any Western Reserve Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by Western Reserve and its ERISA Affiliates.

(b) No current or former director, officer or employee of Western Reserve or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any Western Reserve Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Western Reserve or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a Western Reserve Plan maintained by Western Reserve or an ERISA Affiliate.

(c) With respect to all Western Reserve Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by Western Reserve or any ERISA Affiliate, no director, officer, employee or agent of Western Reserve or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Western Reserve or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by Western Reserve or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(d) Section 3.14 of the Disclosure Schedule contains a true, accurate and complete list of each Western Reserve Plan. Except as disclosed on such schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Western Reserve or any ERISA Affiliate, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(e) No Voluntary Employees’ Beneficiary Association, as defined in Code Section 501(c)(9), is sponsored or maintained by Western Reserve or any ERISA Affiliate.

(f) Except as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

3.15 Taxes, Returns and Reports. Western Reserve and each of its Subsidiaries has since January 1, 2009 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Western Reserve has established, and shall establish in the Subsequent Western Reserve Financial Statements (as herein defined), in accordance with GAAP, a reserve for taxes in the Western Reserve Financial Statements adequate to cover all of Western Reserve’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Western Reserve nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Western Reserve Financial Statements (as hereinafter defined in Section 5.10 )or as accrued or reserved for on the books and records of Western Reserve or its Subsidiaries. Neither Western Reserve nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Western Reserve or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years. Neither Western Reserve nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and neither Western Reserve nor any of its Subsidiaries has made any payments or is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of Western Reserve Options or upon the issuance of any Western Reserve Common Stock), that would not be fully deductible by reason of Section 162(m) of the Internal Revenue Code

3.16 Deposit Insurance. The deposits of Western Reserve Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Western Reserve Bank has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a true, accurate and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance) owned or held by Western Reserve or any of its Subsidiaries on the date hereof or with respect to which Western Reserve or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.18 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of Western Reserve’s attorneys and accountants and the contractually-agreed fees and expenses of Western Reserve’s investment bankers under agreements identified on Section 3.18 of the Disclosure Schedule, all of which shall be paid or accrued by Western Reserve at or prior to the Effective Time, no agent, broker or other Person acting on behalf of Western Reserve or under any authority of Western Reserve is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby. The aggregate amount of all such fees related to this transaction contemplated hereby shall not exceed $450,000.

3.19 Interim Events. Except as set forth on Section 3.19 of the Disclosure Schedule or as otherwise identified in this Agreement, since December 31, 2011, neither Western Reserve nor any of its Subsidiaries has:

(a) Experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Western Reserve;

(b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $300,000 in the aggregate;

(c) Declared, distributed or paid any dividend or other distribution to its common stock shareholders, except for payment of dividends as permitted by Section 5.3(b) hereof;

(d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Western Reserve or a Subsidiary;

(f) Increased the salary of (or granted any bonus to) any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee;

(g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h) Acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i) Incurred, assumed or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Western Reserve Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k) Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n) Conducted its business in any manner other than substantially as it was being conducted as of December 31, 2011.

3.20 Insider Transactions. Except as set forth on Section 3.20 to the Disclosure Schedule, since January 1, 2007, no officer or director of Western Reserve or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by Western Reserve or any Subsidiary or in any liability, obligation or indebtedness of Western Reserve or any Subsidiary, except for deposits of Western Reserve Bank, securities issued by Western Reserve, and interests in compensatory arrangements.

3.21 Indemnification Agreements.

(a) Neither Western Reserve nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Code of Regulations of Western Reserve or the charter documents of a Subsidiary.

(b) Since January 1, 2007, no claims have been made against or filed with Western Reserve or any of its Subsidiaries nor have any claims been threatened against Western Reserve or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Western Reserve or any of its Subsidiaries.

3.22 Shareholder Approval. Only the affirmative vote of the holders of a majority of the Western Reserve Common Stock and two thirds of the Western Reserve Preferred Stock is required for shareholder approval of this Agreement and the Merger.

3.23 Intellectual Property.

(a) Western Reserve and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property that is used by Western Reserve or its Subsidiaries in their respective businesses as currently conducted. Neither Western Reserve nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b) Western Reserve and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2007. There is no claim asserted or threatened against Western Reserve and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c) To the Knowledge of Western Reserve, no third party has infringed, misappropriated or otherwise violated Western Reserve or its Subsidiaries’ Intellectual Property rights since January 1, 2007. There are no claims asserted or threatened by Western Reserve or its Subsidiaries, nor has Western Reserve or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d) To the extent Western Reserve has designated any of its information, materials or processes a trade secret, Western Reserve and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

3.24 Community Reinvestment Act. Western Reserve Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.25 Bank Secrecy Act. Except as set forth on Section 3.25 to the Disclosure Schedule, neither Western Reserve nor Western Reserve Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.26 Agreements with Regulatory Agencies. Except as set forth on Confidential Section 3.26 to the Disclosure Schedule, neither Western Reserve nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2007, a recipient of any supervisory letter from, or since January 1, 2007, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Disclosure Schedule (a “Western Reserve Regulatory Agreement”), nor has Western Reserve or any of its Subsidiaries been advised since January 1, 2007, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Western Reserve Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Western Reserve or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Western Reserve or any of its Subsidiaries.

3.27 Internal Controls. Western Reserve and its Subsidiaries have devised and maintain a system of internal accounting controls that, in the reasonable opinion of the management and board of directors of Western Reserve are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2007, through the date hereof (i) neither Western Reserve nor any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Western Reserve or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Western Reserve or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Western Reserve or any of its Subsidiaries, whether or not employed by Western Reserve or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Western Reserve or any of its officers, directors, employees or agents to the Board of Directors of Western Reserve or any committee thereof or to any director or officer of Western Reserve.

3.28 Certificate of Deposit Brokerage Operations. With respect to the CD brokerage operations of Western Reserve Bank, the books and records accurately reflect all transactions of the business, including all purchases and sales of CDs and all current customer positions, and has been operated in compliance with all applicable laws, all customer agreements and all Western Reserve Bank policies and procedures.

Article IV

Representations and Warranties of Westfield

In order to induce Western Reserve to enter into this Agreement and to consummate the transactions contemplated hereunder, Westfield hereby represents and warrants to Western Reserve as follows:

4.1 Organization and Authority.

(a) Westfield is a corporation duly organized and validly existing under the laws of the State of Ohio and is a registered savings and loan holding company. Westfield has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b) Westfield Bank is a federal savings bank chartered and existing under the laws of the United States. Westfield Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.2 Authorization.

(a) Westfield has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, at all times subject to obtaining such Regulatory Approvals as contemplated by this Agreement. This Agreement and its execution and delivery by Westfield have been duly authorized and approved by the Boards of Directors of Westfield and Ohio Farmers Insurance Company, Westfield’s sole common stock shareholder and, assuming due execution and delivery by Western Reserve, constitutes a valid and binding obligation of Westfield, subject to the fulfillment of the conditions precedent set forth in Section 7.1 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Code of Regulations of Westfield or the charter documents of any of Westfield’s Subsidiaries; (ii) to the Knowledge of Westfield, conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) to the Knowledge of Westfield, conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Westfield or any of its Subsidiaries is a party or by which Westfield or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Western Reserve) or any other adverse interest, upon any right, property or asset of Westfield or any of its Subsidiaries which would be material to Westfield; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Westfield or any of its Subsidiaries is bound or with respect to which Westfield or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

4.3 Availability of Funds. Westfield has or has access to sufficient funds available in cash or cash equivalents in order to pay the Merger Consideration to the Paying Agent, to fund the Preferred Merger Consideration to the United States Department of the Treasury in accordance with the terms of Western Reserve’s Articles of Incorporation, and to otherwise comply with its obligations hereunder, all as contemplated hereby.

4.4 Agreements with Regulatory Agencies. Neither Westfield nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, a recipient of any supervisory letter, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that could materially affect the ability of Westfield to obtain the necessary regulatory approvals to consummate the Merger and related transactions.

4.5 Accuracy of Statements Made and Materials Provided to Western Reserve. No representation, warranty or other statement made, or any information provided, by Westfield in this Agreement, and no written information which has been or shall be supplied by Westfield with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement at the time it is first mailed to Western Reserve’s shareholders) any untrue statement of material fact or omits or shall fail to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

Article V

Covenants

Western Reserve covenants and agrees with Westfield and covenants and agrees to cause its Subsidiaries to act as follows:

5.1 Shareholder Approval. Western Reserve shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Code of Regulations of Western Reserve as soon as reasonably practicable after the date of this Agreement. The proxy statement prepared by Western Reserve for the solicitation of proxies for the special meeting of Western Reserve’s shareholders to approve the Merger will, at the date mailed to the shareholders of Western Reserve, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement will comply as to form and substance in all material respects with the provisions of the Securities Exchange Act of 1934, as amended, except for such deviation as may be agreed upon in writing by Westfield and Western Reserve. Subject to Section 5.6 below, the Board of Directors of Western Reserve shall recommend to Western Reserve’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from Western Reserve’s shareholders. Additionally, each director of Western Reserve and Western Reserve Bank shall agree to vote any shares of Western Reserve Common Stock he or she owns in favor of the Merger pursuant to the Voting Agreement.

5.2 Other Approvals.

(a) Western Reserve shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Westfield in procuring upon terms and conditions consistent with the Regulatory Approvals contemplated by Section 7.1(d) below, all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b) Western Reserve will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and to which Westfield has identified as material.

(c) Any written materials or information provided by Western Reserve to Westfield for use by Westfield in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.3 Conduct of Business. After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Western Reserve and each of its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on Western Reserve. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Western Reserve will not, and will cause its Subsidiaries to not, without the prior written consent of Westfield:

(a) make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification), authorize a class of stock, or issue any stock, including, but not limited to and pursuant to Employee Stock Purchase Plan, or redeem any of its outstanding shares of common stock or other securities;

(b) distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its common shareholders, except that each of the Subsidiaries may pay cash dividends to Western Reserve in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Western Reserve and expenses of the Merger (including payments on the Western Reserve Preferred Stock);

(c) purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(d) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of Western Reserve or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $500,000. Western Reserve Bank also shall not make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of $1,000,000, (2) any 1 to 4 family, residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other 1 to 4 family, residential mortgage Loan in excess of $250,000, (3) any consumer Loan in excess of $100,000; (4) any home equity Loan or line of credit in excess of $250,000, (5) any credit card account in excess of $25,000; or (6) any Loan participation, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount; provided, that Western Reserve may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Westfield shall be provided with notice of the proposed action in writing and Westfield shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of Westfield for purposes of this Section); and provided, further, that Western Reserve shall be entitled to close the unfunded loans listed in Section 3.12(a) of the Disclosure Schedule prior to the Closing;

(e) acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to Western Reserve Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person or firm acceptable to Westfield, which indicates that the real property is free of pollutants, contaminants or hazardous materials; provided, however, that neither Western Reserve nor Western Reserve Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless Western Reserve has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(f) except for normal annual compensation increases not to exceed 3.0% granted to employees and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid by Westfield as described in Section 6.2 hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any Western Reserve Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees;

(g) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(h) except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by Western Reserve Bank, trade payables and other liabilities and obligations incurred in the ordinary course of business, including but not limited to all deposit liabilities, and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Western Reserve Financial Statements or the Subsequent Western Reserve Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $50,000;

(i) change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by Western Reserve’s independent auditors or its regulatory authorities, or (3) changes requested by Westfield pursuant to this Agreement;

(j) make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

(k) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.3(d) hereof and legal, accounting and investment banking or financial advisory fees related to the Merger) requiring payments by Western Reserve or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which have a term of two (2) years or longer;

(l) except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(m) take any action that would change Western Reserve Bank’s loan loss reserves that is not in compliance with Western Reserve Bank’s policy and past practices consistently applied and in compliance with GAAP;

(n) except as already committed orally or in writing as of the date of this Agreement, cancel, release or compromise any indebtedness in excess of $100,000 owing to Western Reserve or any Subsidiary or any claims which Western Reserve or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(o) settle any litigation or claims against Western Reserve or any Subsidiary unless settlement does not require Western Reserve or any Subsidiary to pay any monies, incur any obligation or admit any wrongdoing or liability;

(p) (1) take any action reasonably likely to prevent or impede the Merger or the Bank Merger; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable law;

(q) increase or decrease the rate of interest paid by Western Reserve Bank on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(r) agree or commit to do, or enter into any contract regarding anything that would be precluded by this Section.

5.4 Insurance. Western Reserve and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by Western Reserve or its Subsidiaries as of the date of this Agreement.

5.5 Accruals for Loan Loss Reserve and Expenses.

(a) Prior to the Effective Time, Western Reserve shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as Western Reserve and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b) Western Reserve recognizes that Westfield may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof Western Reserve shall consult and cooperate in good faith with Westfield with respect to comporting the loan and accounting policies and practices of Western Reserve to those policies and practices of Westfield for financial accounting and/or income tax reporting purposes.

(c) Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), Western Reserve shall consult and cooperate in good faith with Westfield with respect to determining the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of Western Reserve’s expenses of the Merger.

(d) No reserves, accruals, charges taken or any modifications otherwise made in accordance with Sections 5.5(b) and (c) may be a basis to assert a violation of a breach of a representation, warranty or covenant of Western Reserve herein, and no such actions shall result in a change in the Merger Consideration to be paid to the holders of Western Reserve common stock pursuant to Section 2.4 hereof.

5.6 Acquisition Proposal(s).

(a) Western Reserve will, and will cause each of its Subsidiaries, and its and their respective officers, directors and representatives (including its financial advisor, Austin Associates, LLC) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal. During the period from the date of this Agreement through the Effective Time, Western Reserve shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which Western Reserve or any of its Subsidiaries is a party (other than any involving Westfield).

(b) Except as permitted in this Section 5.6, Western Reserve shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including its financial advisor, Austin Associates, LLC) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by Western Reserve’s shareholders, if Western Reserve receives a bona fide Acquisition Proposal that the Western Reserve Board of Directors determines in good faith constitutes a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of Western Reserve’s obligations under this Section 5.6, Western Reserve may furnish, or cause to be furnished, non-public information with respect to Western Reserve and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Westfield prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if the Western Reserve Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to Western Reserve’s shareholders under applicable law. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.6 by any representative (including its financial advisor, Austin Associates, LLC) of Western Reserve or its Subsidiaries shall be a breach of this Section 5.6 by Western Reserve.

(c) Neither the Western Reserve Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Westfield or propose to withdraw or modify in a manner adverse to Westfield (or take any action inconsistent with) the recommendation by such Western Reserve Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit Western Reserve or Western Reserve Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.6(b)). Notwithstanding the foregoing, at any time prior to the special meeting of Western Reserve’s shareholders to approve the Merger, the Western Reserve Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the Western Reserve Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of Western Reserve under applicable Law, and provided, further, that the Western Reserve Board of Directors may not effect such an Adverse Recommendation Change unless (A) the Western Reserve Board shall have first provided prior written notice to Westfield (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) business day period) and (B) Westfield does not make, within ten (10) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Western Reserve Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the Western Reserve Board’s fiduciary duties to the shareholders of Western Reserve under applicable law. Western Reserve agrees that, during the ten (10) business day period prior to its effecting an Adverse Recommendation Change, Western Reserve and its officers, directors and representatives shall negotiate in good faith with Westfield and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Westfield. Notwithstanding any term to the contrary, Westfield has no obligation to renegotiate the terms of this Agreement.

(d) In addition to the obligations of Western Reserve set forth in paragraphs (a), (b) and (c) of this Section 5.6, Western Reserve shall as promptly as possible, and in any event within two (2) business days after Western Reserve first obtains Knowledge of the receipt thereof, advise Westfield orally and in writing of (i) any Acquisition Proposal or any request for information that Western Reserve reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry Western Reserve reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to Western Reserve any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, Western Reserve (or its outside counsel) shall (A) advise and confer with Westfield (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Westfield with true, correct and complete copies of any document or communication related thereto.

5.7 Press Releases. Westfield and Western Reserve shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii)

except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.8 Material Changes to Disclosure Schedules. Western Reserve shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Western Reserve contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Disclosure Schedule unless Westfield shall have first consented in writing with respect thereto.

5.9 Access; Information.

(a) Westfield and its representatives and agents, shall, upon reasonable notice to Western Reserve, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of Western Reserve. Westfield and its representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Western Reserve and its Subsidiaries and of its financial and legal condition as deemed necessary or advisable to familiarize Westfield with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of Western Reserve or its Subsidiaries and Westfield shall not have access to any minutes or reports of the Board of Directors of Western Reserve or its advisors specifically related to this transaction.

(b) No investigation by Westfield shall affect the representations and warranties made by Western Reserve herein.

(c) Any confidential information or trade secrets received by Westfield or its representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Westfield or at Western Reserve’s request, returned to Western Reserve, in the event this Agreement is terminated as provided in Article IX hereof. Additionally, any confidential information or trade secrets received by Westfield, or its agents or representatives in the course of its examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 10.8 hereof). This Section 5.9 will not require the disclosure of any information to Westfield which would be prohibited by law.

(d) In order to provide for a smooth transition after the Effective Time beginning on the date of this Agreement, the Chairman of Westfield, or one of his designees, shall be entitled to receive notice of and to attend all regular and special meetings of the Board of Directors of Western Reserve and any of its Subsidiaries, except that any such Persons shall be excluded from the portion of any meeting where this Agreement, the transactions contemplated by this Agreement, or an Acquisition Proposal are being discussed, or information that would be covered by attorney-client privilege.

5.10 Financial Statements. As soon as internally available after the date of this Agreement, Western Reserve will deliver to Westfield any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of Western Reserve prepared for its internal use, Western Reserve Bank’s Call Reports, for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Westfield (collectively, “Subsequent Western Reserve Financial Statements”). The Subsequent Western Reserve Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year end adjustments).

5.11 Environmental.

(a) Within 10 days of the execution of this Agreement, Westfield may select an environmental consultant, reasonably acceptable to Western Reserve (the “Designated Environmental Consultant”), to conduct a Phase I Site Assessment, or other reasonable environmental testing (the “Environmental Work”), at Westfield’s sole cost, on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by Western Reserve or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. Westfield shall promptly notify Western Reserve if it intends to exercise the option to conduct the Environmental Work and shall promptly proceed with such work as soon as reasonably practicable after the date of this Agreement. Westfield shall furnish Western Reserve true and complete copies of any reports of the Designated Environmental Consultant as well as any back-up documentation, including but not limited to logs, notes, analytical data, and laboratory analysis, if so requested by Western Reserve, generated in connection with the Environmental Work within days after Westfield’s receipt of such reports..

(b) If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Environmental Work, of the dollar amount, if any, that Western Reserve and its Subsidiaries would be legally obligated to take under applicable Environmental Laws (the “Environmental Liabilities”) for remedial activities relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to Western Reserve’s or its Subsidiaries’ owned or leased real properties (including OREO) (the “Estimated Clean-Up Costs”), is in excess of $50,000 (the “Environmental Liability Threshold”), Westfield shall deliver to Western Reserve (not later than ten (10) business days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the legally required remedial actions Westfield or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) must undertake to address the Environmental Liabilities, along with an estimate of the out of pocket cost of such remediation (if different from the Estimated Clean-Up Costs). If Western Reserve disagrees with Westfield’s estimate of the amount of out of pocket costs of such remediation or the required remedial actions proposed by Westfield, Western Reserve shall deliver to Westfield a written objection notice (the “Environmental Cost Objection”) within five (5) business days of Western Reserve’s receipt of the Environmental Cost Notice. No later than five (5) business days following Westfield’s receipt of an Environmental Cost Objection, one or more members of senior management of Westfield and Western Reserve having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) business days of the first such meeting, subsection (c) shall apply.

(c) The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.11: (i) if Westfield does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to Westfield and resolved to the satisfaction of both Westfield and Western Reserve as set forth in subsection (b) above or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are $500,000 or more, then Westfield shall have the right to terminate this Agreement pursuant to Section 9.1(c)(iii).

5.12 Governmental Reports and Shareholder Information. Promptly upon its becoming available, Western Reserve shall furnish to Westfield one (1) copy of each financial statement, report, notice, or proxy statement sent by Western Reserve to any Governmental Authority or to Western Reserve’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which Western Reserve is a party.

5.13 Employee Benefits and Employees.

(a) Neither the terms of Section 6.2 hereof nor the provision of any employee benefits by Westfield or any of its Subsidiaries to employees of Western Reserve or any of its Subsidiaries shall: (a) except as contemplated by Section 6.2(g), create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Western Reserve or any of its Subsidiaries; or (b) prohibit or restrict Westfield or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

(b) Prior to the Closing Date, Western Reserve shall be solely and entirely responsible for timely giving any notices to employees (including any such employees that Westfield may offer employment) under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) to the extent that such notices are required to be made as a result of any terminations of Western Reserve employees prior to the Effective Time of the transactions contemplated by this Agreement. Westfield agrees to assume any and all liabilities of Western Reserve after the Closing Date with respect to Western Reserve’s obligations under the WARN Act, and other applicable federal and state laws, with respect to the employees retained by Westfield.

(c) Before Closing, with Western Reserve’s prior consent (which consent shall not be unreasonably withheld), Westfield may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Westfield; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of Western Reserve.

5.14 Termination of Western Reserve 401(k) Plan. Prior to the Effective Time:

(a) Western Reserve maintains the Western Reserve Bank 401(k) plan (the “Western Reserve 401(k) Plan”). Western Reserve shall make contributions to the Western Reserve 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the Western Reserve 401(k) Plan and past practices, including, but not limited to, elective deferral contributions of those Western Reserve 401(k) Plan participants who are employed by Western Reserve or its Subsidiaries.

(b) After the execution of this Agreement but prior to the Effective Time, Western Reserve, pursuant to the provisions of the Western Reserve 401(k) Plan, shall, subject to review and approval by Westfield and its benefit counsel, (i) adopt resolutions to terminate, subject to the consummation of the Merger, the Western Reserve 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the Western Reserve 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the Western Reserve 401(k) Plan. Notwithstanding the preceding provisions, participants with outstanding plan loans under the Western Reserve 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence.

(c) Prior to the Effective Time, Western Reserve will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the Western Reserve 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to Western Reserve of the favorable determination letter described in the preceding paragraph (b). A copy of the competed and filed IRS Form 5310 shall be provided to Westfield.

(d) Any contributions due to the Western Reserve 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by Western Reserve as soon as administratively feasible following the Plan Termination Date.

(e) Western Reserve shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to Western Reserve as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Western Reserve 401(k) Plan.

5.15 Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.

(a) All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by Western Reserve shall continue as separate plans after the Effective Time until such time as Westfield determines, in its sole discretion, that it will terminate any or all of such plans. Notwithstanding the foregoing, should Westfield determine, in its sole discretion, that Continuing Employees will be offered benefits under the welfare benefit and cafeteria plans sponsored by Westfield, such fully insured welfare benefit plans may be terminated as of the Effective Time in the sole and absolute discretion of Westfield.

(b) As of the Effective Time, and to the extent not prohibited by applicable law, Western Reserve shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Westfield and to provide Westfield all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Westfield in the administration of such plans, unless Westfield determines that any or all of the group insurance policies should be terminated as of the Effective Time. In the event that Westfield determines not to continue any or all of Western Reserve’s group insurance policies, Western Reserve shall take, or cause to be taken, all actions necessary to terminate said policies as of the Effective Time subject to the consummation of the Merger.

(c) From the date of this Agreement through the Effective Time Western Reserve shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under Western Reserve’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(d) As of the date of any future termination of the Western Reserve cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the Westfield cafeteria plan, unless Westfield terminates the Western Reserve cafeteria plan at the end of the Western Reserve cafeteria plan’s “plan year.” In the event that Westfield terminates the Western Reserve cafeteria plan at a time other than at the end of the applicable plan year, benefit and compensation deferral elections in effect at that time shall be continued under the Westfield cafeteria plan, subject to subsequent changes as provided in the Westfield plan. All benefit payments related to the transferred balances shall be made in accordance with the Westfield cafeteria plan

5.16 Preservation of Business. Western Reserve shall use its reasonable best efforts to preserve the possession and control of all of Western Reserve’s and Western Reserve Bank’s assets (other than those consumed or disposed of for value in the ordinary course), and the goodwill of customers and others having business relations with them, and will do nothing knowingly to impair their ability to keep and preserve their businesses as they exist on the date hereof. From the date hereof until the Effective Date, Western Reserve Bank (i) shall provide Westfield Bank with schedules of the rates paid by Western Reserve Bank on its deposit accounts from the date of this Agreement until the Effective Date (“stated rates”), and shall notify Westfield Bank of any determination to pay any Western Reserve Bank client 25 or more basis points above a stated rate, (ii) shall confer with Westfield Bank not less than once every two weeks to review the conduct of Western Reserve’s loan approval and investments processes, and (iii) shall notify Westfield Bank promptly of any change that may result in a Material Adverse Effect on any loans extended by Western Reserve Bank and (iv) shall provide Westfield Bank with a weekly report of its lending activities during such periods.

5.17 Western Reserve Bank Merger. Prior to the Effective Time, Western Reserve shall, and cause Western Reserve Bank to, cooperate with Westfield and take such action as reasonably requested by Westfield and necessary to (i) merge Western Reserve Bank with and into Westfield Bank as of the Effective Time, or (ii) reconstitute the directors and officers of Western Reserve Bank as of the Effective Time to be the same as the directors and officers of Westfield Bank at the Effective Time, amend the Articles of Incorporation and Code of Regulations of Western Reserve Bank as of the Effective Time to accomplish the same, and to make such other changes to Western Reserve Bank as Westfield may request.

5.18 Cooperation on Conversion of Systems. Western Reserve agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its best efforts to ensure an orderly transfer of information, processes, systems and data to Westfield and to otherwise assist Westfield in facilitating the conversion of all of Western Reserve’s systems into, or to conform with, Westfield’s systems; so that, as of the Closing, the systems of Western Reserve are readily convertible to Westfield’s systems to the fullest extent possible without actually converting them prior to the Closing provided, however, that such efforts shall not interfere with the normal business activities and operations of Western Reserve.

5.19 Installation/Conversion of Equipment. After receipt of all Regulatory Approvals, prior to the Effective Date, at times mutually agreeable to Westfield and Western Reserve, Westfield may, at Westfield’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the Western Reserve and Western Reserve Bank offices, branches and ATM locations, and Western Reserve shall cooperate with Westfield in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of Western Reserve or require material alterations to Western Reserve’s facilities.

5.20 Operating Functions. Western Reserve and Western Reserve Bank shall cooperate with Westfield and Westfield Bank in connection with planning for the efficient and orderly combination of the parties and the operation after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date.

5.21 Executive Officer Releases. Western Reserve and Western Reserve Bank shall utilize their best efforts to obtain from those officers listed on Section 6.2(h) of the Disclosure Schedule releases as of the Effective Time in form and substance as are reasonably satisfactory to Westfield.

Article VI

Covenants of Westfield

Westfield covenants and agrees with Western Reserve as follows:

6.1 Approvals. Westfield shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall promptly, and in no event more than 45 days after the date hereof, file such applications after the execution of this Agreement. Westfield shall provide to Western Reserve’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Westfield shall proceed to procure, upon terms and conditions reasonably acceptable to Westfield, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

6.2 Employee Benefit Plans and Employee Payments.

(a) Westfield shall make available to the officers and employees of Western Reserve or any Subsidiary who continue as employees of Westfield or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Westfield employees.

(b) Westfield agrees to address any issues related to the differences between the vacation and paid time off policies of Western Reserve and any Subsidiary (including, but not limited to any banked paid time) and the vacation and paid time off policies of Westfield, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Westfield vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Westfield vacation/paid time off policy in place for similarly situated employees of Westfield.

(c) To the extent that Westfield determines, in its sole discretion, that Western Reserve’s employee welfare benefit plans should be terminated, Continuing Employees shall become eligible to participate in Westfield’s employee welfare benefit plans as soon as reasonably practicable after termination. Westfield will use its reasonable best efforts, subject to the terms of its plans and the approval of its carrier, to avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Westfield or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of Western Reserve, and to allow Continuing Employees to have any copayments or deductibles they have paid under Western Reserve’s health and dental plans during the portion of the applicable policy year prior to the termination date, applied to their deductibles and their maximum out-of-pocket expense under the equivalent Western Reserve welfare benefit plans during the remainder of the applicable plan year.

(d) To the extent permitted under the terms of the Westfield 401(k) Plan maintained by Westfield after the Effective Time and subject to the terms and conditions thereof, such Westfield 401(k) Plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the Western Reserve 401(k) Plan with respect to any Continuing Employees.

(e) From and after the Effective Time, those employees of Western Reserve Bank who become employees of Westfield or Westfield Bank shall be enrolled as participants in the Westfield 401(k) Plan, as adopted by Westfield and/or Westfield Bank (herein the “Westfield 401(k) Plan”), and shall receive credit, for eligibility and vesting purposes, for the service of such employees with Western Reserve prior to the Effective Time as if such service were with Westfield. Furthermore, if the Effective Date is not an “Entry Date” under the Westfield 401(k) Plan, the Westfield 401(k) Plan shall be amended, to the extent permitted by the Westfield 401(k) Plan, to provide a special entry date for Western Reserve Bank employees who continue as employees of Westfield on and after the Effective Time. Employees of Western Reserve who become enrolled as participants in the Westfield 401(k) Plan shall have the option to transfer the cash balances distributable to them from the Western Reserve

401(k) Plan as direct rollovers to the Westfield 401(k) Plan in accordance with the terms of the Westfield 401(k) Plan.

(f) Until the Effective Time, Western Reserve or a Subsidiary of Western Reserve, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Westfield or a Westfield Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Western Reserve or a Subsidiary of Western Reserve who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Western Reserve or a Subsidiary of Western Reserve who incurs a qualifying event before the Effective Time.

(g) Except as provided below in this Section 6.2(g) with regard to specific employees, those employees of Western Reserve and Western Reserve Bank as of the Effective Time (i) who are still employed by Western Reserve and who Westfield or its Subsidiaries elect not to employ after the Effective Time, and (ii) who sign and deliver a release in form and substance reasonably satisfactory to Westfield, consistent with its past practice, shall be entitled to severance pay as follows:

(i) Exempt employees (as defined under the Fair Labor Standards Act) will generally be offered severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Western Reserve or Western Reserve Bank with a multiplier of 1.5 for employees ages 40-50, and a multiplier of 2 for employees over 50, but at all times subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of pay. Such employees will receive severance pay in a lump-sum payment.

(ii) Non-exempt employees (as defined under the Fair Labor Standards Act) will generally be offered severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Western Reserve or Western Reserve Bank, with a multiplier of 1.5 for employees ages 50 and over, but at all times subject to a minimum of four (4) weeks and a maximum of thirteen (13) weeks of pay.

(iii) Furthermore, any of such terminated employees shall be entitled to continuation coverage under Westfield Bank’s (or Western Reserve Bank’s, if they are never employed by Westfield Bank) group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. Nothing in this Section shall be deemed to limit or modify Westfield’s or Westfield Bank’s at-will employment policy or any employee’s at will employment status.

(h) Subject to any required Regulatory Approvals, Westfield agrees to honor all existing written employment and change-in-control agreements identified on Section 6.2(h) of the Disclosure Schedule, except to the extent any such agreements shall be amended or terminated at or before the Closing (or following the Closing) with the written consent of the affected parties; and any payments required under the change-in-control provisions contained in the agreements identified in Section 6.2(h) of the Disclosure Schedule shall be made to each respective individual entitled thereto on the Closing Date immediately subsequent to the Effective Time. Provided, however, that no payment shall be made under such change-in-control agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The parties intend that any payment of any such amounts under this subsection will qualify either for an exception to the application of Code Section 409A or will satisfy the requirements of Treasury Regulation §1.409A-3(j)(4)(ix)(B). Should Westfield become aware of any potential issues concerning the Regulatory Approval related to the Western Reserve Preferred Stock that would impact the obligations in this Section 6.2(h), Westfield shall notify the affected executives of Western Reserve within three (3) business days thereof and allow such Western Reserve executives to participate in the discussions with the United States Treasury.

(i) Subject to any required Regulatory Approvals, Westfield agrees to honor all obligations arising pursuant to or under the terms of Western Reserve Bank’s Supplemental Executive Retirement Plan (the “SERP Plan”) and any related individual agreements with the individual SERP Plan participants identified on Section 6.2(i) of the Disclosure Schedule.

6.3 Adverse Actions. Westfield shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.2(a), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.4 D&O Insurance and Indemnification.

(a) Westfield shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Western Reserve and its subsidiaries, including of Western Reserve Bank (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of Western Reserve or any of its Subsidiaries under applicable Ohio law or Western Reserve’s or any such Subsidiaries’ Articles of Incorporation or Code of Regulations as in effect as of the date of this Agreement.

(b) Westfield shall cause the Persons serving as officers and directors of Western Reserve and its Subsidiaries (including Western Reserve Bank) immediately prior to the Effective Time to be covered for a period of two (2) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by Western Reserve (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Westfield, Western Reserve shall cause the applicable broker of record for its Existing Policy and its existing Crime (Bond) Policy to be assigned to Westfield’s designee. Such assignments in favor of Westfield’s designee shall be executed by Western Reserve with sufficient time to allow Westfield and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Westfield shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, Westfield is unable to maintain or obtain the insurance called for by this Section 6.4, Westfield shall obtain as much comparable insurance as is available for the Maximum Amount. Westfield’s obligations within this Section 6.4 apply solely and exclusively to the Existing Policy and the existing Crime (Bond) Policy at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by Western Reserve without interruption, cancellation or amendment until the Effective Time or Westfield’s obligations within this Section shall cease.

(c) The provisions of this Section 6.4 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Article VII

Conditions Precedent to the Merger

7.1 Conditions Precedent to Westfield’s Obligations. The obligation of Westfield to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Westfield:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of Western Reserve contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Western Reserve shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty caused by events taking place after the date hereof, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Western Reserve, has had or would reasonably be expected to result in a Material Adverse Effect on or a Material Adverse Impact of Western Reserve.

(b) Covenants. Each of the covenants and agreements of Western Reserve shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. Westfield shall have received from Western Reserve at the Closing (as hereinafter defined) the items and documents required to be delivered by Western Reserve hereunder.

(d) Regulatory Approvals; No Burdensome Conditions. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Westfield reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Westfield or its Affiliates or (ii) reduce the benefits of the transactions contemplated by Westfield by a degree that Westfield, if acting reasonably, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof, as determined solely by Westfield in its reasonable discretion.

(e) Western Reserve Shareholder Approval. The shareholders of Western Reserve shall have approved and adopted this Agreement as required by applicable law and Western Reserve’s Articles of Incorporation.

(f) Officers’ Certificate. Western Reserve shall have delivered to Westfield a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Western Reserve contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.1(a) above; (ii) all the covenants of Western Reserve have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Western Reserve has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g) Material Proceedings. None of Westfield, Western Reserve, or any of their Affiliates, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(h) Termination of Data Processing Agreement. Western Reserve, in consultation with Westfield, shall have provided notice to terminate the data processing agreement by and between Fidelity Information Services, LLC (“FIS”) and Western Reserve dated March 26, 2010.

(i) Dissenting Shareholders. Holders of no more than five percent (5%) of the Western Reserve Common Stock shall have asserted dissenters’ rights with respect to the Merger.

(j) TCF National Bank. Western Reserve Bank shall have indefeasibly repaid in full all amounts outstanding under the extension of credit from TCF National Bank, irrevocably terminated such extension of credit and obtained the release of all collateral securing such extension of credit.

(k) No Material Adverse Effect. There shall not have been a Material Adverse Effect related to Western Reserve which, in the aggregate, would have potential pre-tax liability in excess of $750,000.

(l) Minimum Capital. Western Reserve Bank shall have, immediately prior to the Effective Time, Tier 1 capital of at least $17,763,000 (as defined in 12 C.F.R. § 3.2(c) as reported for Call Report purposes) excluding the effects of costs and expenses relating to the transaction contemplated by this Agreement as set forth in Section 3.18 hereof.

(m) Opinion of Counsel. Westfield shall have received the opinion of Shumaker, Loop & Kendrick, LLP, counsel to Western Reserve, dated the Closing Date, in form and substance as is reasonably satisfactory to Westfield.

(n) Cancellation Agreements. Westfield shall have received by no later than the Effective Time, cancellation agreements from each holder of Western Reserve Options acknowledging that such Options shall be converted into the right to receive an amount by which the Merger Consideration exceeds the exercise price of the Western Reserve Options and that the amount to be received by the holder shall be reduced by any applicable taxes required to be withheld, and further acknowledging that each Option shall be cancelled and terminated as of the Effective Time.

(o) Fairness Opinion. Westfield shall have received the written opinion of Paracap Group, LLC as of the date of this Agreement to the effect that the Merger Consideration is fair to Westfield from a financial point of view.

7.2 Conditions Precedent to Western Reserve’s Obligations. The obligation of Western Reserve to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Western Reserve:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of Westfield contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Westfield shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty caused by events taking place after the date hereof, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Westfield, has had or would reasonably be expected to result in a Material Adverse Effect on Westfield.

(b) Covenants. Each of the covenants and agreements of Westfield shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. Western Reserve shall have received from Westfield at the Closing the items and documents required to be delivered by Westfield hereunder and the Merger Consideration shall have been deposited with the Paying Agent.

(d) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(e) Shareholder Approval. The shareholders of Western Reserve shall have approved and adopted this Agreement as required by applicable law and Western Reserve’s Articles of Incorporation.

(f) Material Proceedings. None of Westfield, Western Reserve, or any Subsidiary of Westfield or Western Reserve, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

(g) Fairness Opinion. Western Reserve shall have received the written opinion of Austin Associates, LLC dated as of the date hereof, to the effect that the Merger Consideration is fair to Western Reserve’s shareholders from a financial point of view.

(h) Officers’ Certificate. Westfield shall have delivered to Western Reserve a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Westfield contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.2(a) above; (ii) all the covenants of Westfield have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Westfield has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

Article VIII

Closing

8.1 Closing Date. The closing of the Merger (the “Closing”) shall take place at the corporate offices of Westfield at 10:00 A.M. on the Closing Date described in Section 8.2 of this Agreement.

8.2 Effective Time. The Closing shall take place on a date selected by Westfield within thirty (30) days of the date when the final condition contained in Section 7.1 and Section 7.2 is satisfied or waived by the appropriate party, or on such other date as Western Reserve and Westfield may agree (the “Closing Date”). The Merger shall become effective upon the later to occur of (a) the filing of a Certificate of Merger with the Ohio Secretary of State, or (b) the date specified in the Certificates of Merger (the “Effective Time”), which Merger shall occur on the Closing Date.

8.3 Deliveries. All documents to be delivered by the parties shall be delivered to counsel for the receiving party, in escrow, and such documents shall not be released until receiving written authorization from counsel to the delivering party, as appropriate. Deliveries may occur by the transfer, via facsimile or email, of the executed documents necessary for Closing on the Closing Date, followed by an exchange of original signatures thereafter. Any document requiring the signature of both parties may be signed in counterparts.

(a) At the Closing, Westfield will deliver to Western Reserve the following:

(i) the officers’ certificate contemplated by Section 7.2(h) hereof;

(ii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;

(iii) copies of the resolutions adopted by the Board of Directors of Westfield certified by the Secretary of Westfield relative to the approval of this Agreement and the Merger;

(iv) evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Persons in accordance with Section 6.4; and

(v) such other documents and information as Western Reserve or its legal counsel may reasonably request.

(vi) Evidence reasonably satisfactory to Western Reserve that the Merger Consideration shall have been deposited with the Paying Agent.

(vii) Evidence reasonably satisfactory to Western Reserve that funds sufficient to make the payments required pursuant to Section 6.2(h) of this Agreement have been set aside for payment immediately subsequent to the Effective Time.

(viii) Evidence reasonably satisfactory to Western Reserve that funds sufficient to make the payments required pursuant to Section 6.2(i) of this Agreement have been set aside for payment as required subsequent to the Effective Time.

(ix) a Certificate of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement in proper form for filing with the Secretary of State of the State of Ohio in order to cause the Merger to become effective pursuant to the requirements of the OGCL.

(b) At the Closing, Western Reserve will deliver or will cause to be delivered to Westfield the following:

(i) the officers’ certificate contemplated by Section 7.1(f) hereof;

(ii) the opinion of counsel contemplated by Section 7.1(m) hereof;

(iii) the officer releases contemplated by Section 5.21 hereof;

(iv) evidence of the notice of termination of the FIS data processing agreement and a calculation of the termination fee payable to FIS by Westfield in connection therewith;

(v) copies of the resolutions adopted by the Board of Directors and shareholders of Western Reserve certified by the Secretary of Western Reserve relative to the approval of this Agreement and the Merger;

(vi) a certification of the minimum Tier 1 capital by Western Reserve’s CEO and CFO;

(vii) a Certificate of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement in proper form for filing with the Secretary of State of the State of Ohio in order to cause the Merger to become effective pursuant to the requirements of OGCL.

(viii) such other documents and information as Westfield or its legal counsel may reasonably request.

(c) At and after the Closing, the parties and their representatives shall execute and/or deliver to one another such other documents and instruments and take such actions as shall be necessary or appropriate to consummate the Merger.

Article IX

Termination of Merger.

9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a) by the mutual written consent of Westfield and Western Reserve;

(b) by either of Western Reserve or Westfield by written notice to the other:

(i) if this Agreement and the Merger are not approved by the requisite vote of the shareholders of Western Reserve at the meeting of shareholders of Western Reserve contemplated in Section 5.1;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or

(iii) subject to Section 9.1(e), if the consummation of the Merger shall not have occurred on or before December 31, 2012 (the “Sunset Date”); provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Sunset Date;

(c) by written notice from Westfield to Western Reserve, if:

(i) any condition set forth in Section 7.1 is not satisfied prior to the Sunset Date;

(ii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, (A) a Material Adverse Effect, whether or not covered by insurance, on Western Reserve which would have potential pre-tax liability in excess of $750,000; or (B) a Material Adverse Impact of Western Reserve if Western Reserve fails to cure such Material Adverse Impact within fifteen (15) days following notification by Westfield;

(iii) Westfield elects to exercise its right to terminate pursuant to Section 3.11(b) or Section 5.11.

(d) by written notice from Western Reserve to Westfield if:

(i) any condition set forth in Section 7.2 is not satisfied prior to the Sunset Date;

(ii) Westfield breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2 and such condition is incapable of being satisfied by the Sunset Date or such breach has not been cured by Westfield within twenty (20) business days after Westfield’s receipt of written notice of such breach from Western Reserve;

(e) If the conditions precedent, set forth in Section 7.1(d) hereof, have not been satisfied by the Sunset Date, Westfield shall have the right, in its sole and absolute discretion, to extend the Sunset Date to March 31, 2013, by providing written notice to Western Reserve on or before the Sunset Date; provided, that the Merger Compensation shall be increased as set forth in Section 2.4(b).

(f) by written notice from Westfield to Western Reserve:

(i) if the Western Reserve Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement;

(ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii) if the Western Reserve Board shall approve any Acquisition Proposal or publicly recommend that the holders of Western Reserve Common Stock accept or approve any Acquisition Proposal with any Person other than Westfield; or

(iv) if Western Reserve shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal with any Person other than Westfield.

(g) by written notice from Westfield to Western Reserve if a quorum could not be convened at the meeting of shareholders of Western Reserve contemplated in Section 5.1 or at a reconvened meeting held at any time prior to or on the Sunset Date.

9.2 Effect of Termination.

(a) Subject to the remainder of this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Westfield or Western Reserve and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Section 5.6, this Section 9.2, and Article X, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 9.2, except for the amounts payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) Western Reserve shall pay to Westfield an amount in cash equal to $700,000 (the “Termination Fee”), calculated as approximately four percent (4%) of the anticipated aggregate Merger Compensation for the issued and outstanding Western Reserve Common Stock (exclusive of Western Reserve Options) if:

(i) this Agreement is terminated by Westfield pursuant to Section 9.1(f); or

(ii) this Agreement is terminated by either party pursuant to Section 9.1(b)(i) or by Westfield pursuant to Section 9.1(g) and, in each case, prior to the date that is twelve (12) months after such termination Western Reserve or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii) this Agreement is terminated by either Western Reserve or Westfield pursuant to Section 9.1(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, Western Reserve or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(c) Any fee due under Section 9.2(b) shall be paid by Western Reserve by wire transfer of same day funds:

(i) in the case of Section 9.2(b)(i), concurrently with such termination; and

(ii) in the case of Section 9.2(b)(ii) or Section 9.2(b)(iii), on the earlier of the date Western Reserve enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d) In the event Westfield would be entitled to the Termination Fee pursuant to Section 9.2(b), then Westfield shall be entitled to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full. If Western Reserve fails promptly to pay the Termination Fee, and, in order to obtain such payment, Westfield commences a suit that results in a judgment against Western Reserve for the Termination Fee, Western Reserve shall also pay to Westfield its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the Prime Rate as published by the Wall Street Journal in effect on the date such payment was required to be made.

Article X

Miscellaneous

10.1 Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.4 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain Persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of Western Reserve, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 9.2(a) hereof.

10.2 Waiver; Amendment.

(a) In addition to Westfield’s right set out in Section 9.1(e), the parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

10.3 Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Westfield:

Westfield Bancorp, Inc.

Attn: Jon W. Park and Frank Carrino

PO Box 5001

Westfield Center, Ohio 44251

With copy to:

Critchfield, Critchfield & Johnston, Ltd.

Attn: Robert C. Berry

4996 Foote Road

Medina, Ohio 44256

If to Western Reserve:

Westfield Reserve Bancorp, Inc.

Attn: Edward J. McKeon

4015 Medina Road

Medina, Ohio 44256

With copy to:

Shumaker, Loop & Kendrick, LLP

Attn: Thomas C. Blank

1000 Jackson Street

Toledo, Ohio 43604-5573

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

10.4 Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

10.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

10.6 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

10.7 Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio and applicable federal laws, without regard to principles of conflicts of law. The parties hereby irrevocably consent to the jurisdiction of the Common Pleas Court of Medina County, Ohio, for any action or proceeding initiated pursuant to this Agreement. In the event any action or proceeding involves a federal question, then any such action or proceeding may be commenced in the United States District Court for the Northern District of Ohio. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms on a timely basis or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

10.8 Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated January 20, 2012, by and between the parties (“Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

10.9 Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.6 (but only with respect to Western Reserve’s obligation to pay the Termination Fee after the termination of this Agreement) and 9.2 and this Article X shall survive termination of this Agreement.

10.10 Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

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[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Westfield, Acquico and Western Reserve have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

WESTFIELD BANCORP, INC.

By:
Name:	Jon W. Park
Title:	Chairman, Bank Leader

WESTFIELD ACQUICO, INC.

By:
Name:	Jon W. Park
Title:	Chairman

WESTERN RESERVE BANCORP, INC.

By:
Name:	Edward J. McKeon
Title:	President and Chief Executive Officer